Exhibit 99.1

The Global Power Company

NEWS RELEASE

Media Contact: Robin Pence 703-682-6552

Investor Contact: Scott Cunningham 703-682-6336

AES REPORTS STRONG SECOND QUARTER RESULTS; RAISES GUIDANCE
Revenue, Earnings and Cash Flow Show Double-Digit Growth;
Company Now Sees Higher Revenues and Earnings in 2006

ARLINGTON, VA., August 7, 2006 — The AES Corporation (NYSE:AES) today reported continued growth in revenues and earnings for the second quarter of 2006. Revenues increased 15% to $3.0 billion, compared to $2.6 billion in the second quarter of 2005, and net income increased 99% to $169 million, compared to $85 million in the prior year quarter. Diluted earnings per share were $0.25 compared to $0.13 for the same quarter last year, while diluted earnings per share from continuing operations were $0.31 compared to $0.13 last year. Adjusted earnings per share (a non-GAAP financial measure) were $0.29 compared to $0.12 last year. See the attached Reconciliation of Adjusted Earnings per Share for further information.

Net cash from operating activities increased 32% to $434 million in the second quarter, compared to $328 million last year, while free cash flow (a non-GAAP financial measure) increased 34% to $243 million compared to $182 million last year. See Second Quarter Financial Highlights for further information.

The Company sees higher revenues and earnings in 2006, and has raised its guidance for diluted earnings per share from continuing operations to $1.05 from $0.96 previously and for adjusted earnings per share to $1.01 from $0.97 previously. See the attached 2006 Financial Guidance Update for further information.

“We had a strong quarter and AES continues to perform well,” said Paul Hanrahan, President and Chief Executive Officer. “Earnings continued to benefit from solid operating price and volume trends. The good earnings gains were also reflected in solid cash flow growth, consistent with our guidance. In the area of business development, we increased our presence in alternative energy by expanding into some of the fastest growing markets for wind generation in the U.S. and Europe, and through the recent creation of AES AgriVerde—our first significant business venture in the greenhouse gas offset production sector—which should allow us to capitalize on the growing market for greenhouse gas emissions reductions.”

Results for the second quarter reflect the Company’s plans to sell its 140 MW Indian Queens power generation plant in the U.K. and Eden, a regulated utility in Argentina. These operations have been recorded as discontinued operations in the second quarter 2006 results. Comparisons with prior periods have been adjusted to include the results from those businesses in discontinued operations.

Financial Summary

The following table summarizes key financial measures for the three months and six months which ended June 30, 2006 and for prior year periods:

($ in millions except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change

Revenue	$3,038	$2,649	15%	$6,020	$5,292	14%
Gross Margin	$919	$526	75%	$1,870	$1,349	39%
Income from Continuing Operations	$211	$87	143%	$566	$209	171%
Net Income	$169	$85	99%	$520	$209	149%
Diluted EPS from Continuing Operations	$0.31	$0.13	138%	$0.85	$0.31	174%
Adjusted Earnings Per Share	$0.29	$0.12	142%	$0.72	$0.29	148%
Net Cash Provided by Operating Activities	$434	$328	32%	$977	$845	16%

Second Quarter Financial Highlights

Consolidated financial highlights for the second quarter of 2006 compared to the second quarter of 2005 are summarized below:

•                  Revenues increased 15% to $3,038 million, with gains in all segments. Revenues increased approximately 10% excluding estimated foreign currency translation impacts, a result of higher prices in all segments and higher volume principally in our Contract Generation segment.

•                  Gross margin increased 75% to $919 million. This higher than usual increase was partially attributable to comparisons with an uncharacteristically low second quarter in 2005, which was impacted by a $192 million receivables reserve expense recorded in Brazil. The increase over the same period in 2005 also reflects higher prices and volume. Gross margin as a percent of revenues improved to 30.3% from 19.9% in the prior year largely due to the adverse impact of the 2005 Brazil receivables reserve expense.

•                  General and administrative expenses increased 31% to $59 million primarily due to increased corporate staffing and a higher level of business development activities.

•                  Interest expense decreased 7% to $442 million primarily due to debt reduction and mark to market gains on interest rate derivatives, partially offset by unfavorable foreign currency translation effects.

•                  Net other expense was $49 million in the quarter compared to net other income of $67 million in the prior year quarter. Net other income in the 2005 period included $70 million of income from the reversal of a Brazil business tax accrual no longer required. Net other expense in the second quarter of 2006 included $20 million for liquidated damages payable to the electricity offtaker for delays in the construction of our 1,200 MW power plant in Spain.

•                  Income tax expense increased to $106 million from $80 million, but the effective tax rate fell to 22% compared to 43% in last year’s second quarter.  The reduction in the effective tax rate was due, in part, to the favorable: (1) release of a $43 million valuation allowance at Eletropaulo in Brazil, related to its deferred tax asset for certain pension obligations; (2) decrease in tax expense on unrealized foreign currency gains associated with U.S. dollar debt held at certain Latin American subsidiaries and; (3) decrease in U.S. taxes on distributions from certain non-U.S. subsidiaries due to recent changes in U.S. tax law.

•                  Minority interest expense was $166 million compared to $19 million in the second quarter last year. The increase resulted principally from higher after tax earnings in Brazil. Comparisons were also impacted by the second quarter 2005 Brazil receivables reserve expense, which reduced minority expense in that period.

•                  Income from continuing operations increased 143% to $211 million from $87 million in the second quarter last year. Diluted earnings per share from continuing operations increased 138% to $0.31 compared to $0.13 per diluted share in the 2005 second quarter. Adjusted earnings per share increased 142% to $0.29 compared to $0.12 in the 2005 quarter.

•                  Net income for the second quarter included a $63 million loss associated with discontinued operations and a $21 million extraordinary gain from the purchase of an additional 25% interest in Itabo, a contract generation business in the Dominican Republic, at a price which was less than the fair value of the assets acquired.

•                  Net cash from operating activities increased 32% to $434 million compared to $328 million in the second quarter of 2005.

•                  Free cash flow (a non-GAAP financial measure defined as net cash from operating activities less maintenance capital expenditures) was $243 million, 34% above the $182 million recorded in the same period last year. Property additions totaled $361 million in the quarter, including $191 million in maintenance capital and $170 million in growth capital expenditures. For the 2005 quarter, property additions were $260 million, including $146 million in maintenance capital and $114 million in growth capital expenditures.

Segment Financial Highlights

•                  Regulated Utilities segment revenues increased 9% to $1,506 million from $1,376 million in the second quarter of 2005. Excluding the estimated impacts of foreign currency translation, revenues increased approximately 1%, primarily due to higher average prices in North America related to higher fuel charges, largely offset by higher intercompany revenues in Latin America which are eliminated in the segment. Gross margin increased 264% to $408 million primarily due to the 2005 Brazil receivables reserve expense and favorable foreign currency translation effects in 2006. Gross margin as a percent of revenues increased to 27.1% from 8.1% primarily due to last year’s receivables reserve expense.

•                  Contract Generation segment revenues increased 21% to $1,199 million from $988 million in the second quarter of 2005 due largely to higher volume in Pakistan and favorable volume and prices in Brazil and Chile, together with the consolidation of Itabo in the Dominican Republic as a result of an increase in ownership during the quarter. Foreign currency translation effects were not significant in the quarter. Gross margin improved 18% to $415 million, due principally to higher volume and prices in Brazil and Chile partially offset by higher maintenance expense in the U.S. Gross margin as a percent of revenues decreased to 34.6% from 35.7% primarily due to higher volume in Pakistan and the higher maintenance costs in the U.S.

•                  Competitive Supply segment revenues grew 17% to $333 million from $285 million in the second quarter of 2005, and approximately 18% excluding the estimated impacts of foreign currency translation, primarily reflecting higher prices and volume in New York, higher prices in Argentina and higher volume and prices in Kazakhstan. This was partially offset by lower emission allowance sales of $7 million in New York compared to $27 million in last year’s second quarter. Gross margin increased 57% to $96 million, primarily reflecting the higher prices and partially offset by the lower emission allowance sales. Gross margin as a percent of revenues increased to 28.8% from 21.4% largely due to the improved pricing.

Six Month Financial Highlights

Consolidated key financial highlights for the six months ending June 30, 2006 as compared to the same period in 2005 are summarized below:

•                  Revenues increased 14% to $6,020 million, with gains in all segments. Revenues increased approximately 9% excluding estimated foreign currency translation impacts, a result of higher prices in all segments, higher volume principally in our Contract Generation segment and the sale of $73 million in excess environmental emission allowances compared to $30 million last year.

•                  Gross margin increased 39% to $1,870 million, which was impacted by the second quarter 2005 Brazil receivables reserve expense together with second quarter 2006 benefits from higher prices, volume and emission allowance sales. Gross margin as a percent of revenues improved to 31.1% from 25.5% primarily due to last year’s receivables reserve expense along with this year’s allowance sales increase.

•                  General and administrative expenses increased 21% to $114 million primarily due to a higher level of business development activities and other consulting costs.

•                  Interest expense fell 7% to $874 million, primarily due to debt reduction, mark to market gains on interest rate derivatives and lower interest rates in Venezuela, partially offset by unfavorable foreign currency translation effects.

•                  Interest income increased 13% to $206 million primarily due to a $17 million benefit in the first quarter of 2006 related to the settlement of receivables in the Dominican Republic, favorable foreign currency translation effects in Brazil, and higher cash and short-term investments in Chile and Brazil, partially offset by less interest earned on regulatory assets in Brazil.

•                  Net other expense was $97 million in the first half of 2006 compared to net other income of $52 million in the prior year period. Net other income in the 2005 period included $70 million of income from the reversal of a Brazil business tax accrual. Net other expense in the 2006 period included $62 million in losses on parent debt retirement and El Salvador subsidiary debt extinguishment and $20 million for liquidated damages related to construction delays in our project in Spain, partially offset by a $14 million gain from retiring debt at a discount in Argentina.

•                  Gain on sale of investments for the 2006 period included an $87 million pre-tax gain on the sale of an investment in a Canadian equity affiliate.

•                  Equity earnings in the 2006 period increased 28% to $59 million. The 2006 period results included a first quarter net $16 million gain related to the successful resolution of a legal claim at AES Barry in the UK.

•                  Income tax expense increased to $296 million versus $227 million in the prior year period, but the effective tax rate fell to 27%, compared to 40% for the prior year period. The effective tax rate for the 2006 period was impacted favorably by: (1) release of a $43 million valuation allowance at Eletropaulo in Brazil related to its deferred tax asset for certain pension obligations; (2) a decrease in tax expense on unrealized foreign currency gains associated with U.S. dollar debt held at certain Latin American subsidiaries; (3) a decrease in U.S. taxes on distributions from certain non-U.S. subsidiaries due to recent changes in U.S. tax law and; (4) the sale of the Canadian equity affiliate, the gain on which was not taxable.

•                  Minority interest was $254 million compared to $125 million in the first half of last year. Comparisons were impacted by the 2005 Brazil receivables reserve expense, which reduced minority interest in that period.

•                  Income from continuing operations increased 171% to $566 million. Diluted earnings per share from continuing operations increased to $0.85 from $0.31 in the prior year period. Adjusted earnings per share increased 148% to $0.72 from $0.29 last year.

•                  Net income for the period included a $67 million loss associated with discontinued operations and a $21 million extraordinary gain from the valuation of the additional interest acquired in Itabo.

•                  Net cash from operating activities increased 16% to $977 million compared to $845 million last year.

•                  Free cash flow increased 6% to $611 million from $575 million recorded in the same period last year. Property additions totaled $593 million in the first half of 2006, including $366 million in maintenance capital and $227 million in growth capital expenditures and investments. For the 2005 period, property additions were $531 million, including $270 million in maintenance capital and $261 million in growth capital expenditures.

2006 Financial Guidance Update

The Company expects higher revenues and operating results for the year and has increased its guidance for both diluted earnings per share from continuing operations to $1.05 from $0.96 previously, and for adjusted earnings per share to $1.01 from $0.97 previously. The distinction between diluted earnings per share from continuing operations and adjusted earnings per share guidance is that adjusted earnings per share excludes the expected net effects from derivative mark to market accounting, corporate debt repayment, certain portfolio management transactions, and gains or losses from certain foreign currency transactions. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is used in the Company’s internal evaluation of financial performance. See the attached 2006 Financial Guidance Update for further information.

The operating scenario underlying this guidance assumes a number of factors, including effective tax rate, foreign exchange rates, commodity prices, interest rates, tariff increases, new investments, and other significant factors which could make actual results vary from the guidance. It does not include any adverse financial impact from the proposed restructuring of Brasiliana Energia, a holding company in Brazil.

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Attachments: Condensed Consolidated Statements of Operations, Segment Information, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation of Adjusted Earnings per Share, Parent Financial Information and 2006 Financial Guidance Update.

Conference Call Information: AES will host a conference call today at 10:00 am Eastern Daylight Time (EDT). The call may be accessed via a live webcast which will be available at www.aes.com or by telephone in listen-only mode at 1-888-802-8571. International callers should dial 1-973-582-2794. Please call at least ten minutes before the scheduled start time. You will be requested to provide your name, e-mail address, and affiliation. The AES Second Quarter 2006 Financial Review presentation will be available tomorrow morning prior to the call at www.aes.com on the home page and also by selecting “Investor Information” and then “Quarterly Financial Results.”

A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call. A telephonic replay will be available tomorrow at approximately 12:00 noon EDT by dialing 1-877-519-4471 or 1-973-341-3080 for international callers. The system will ask for a reservation number; please enter 7639443 followed by the pound key (#). The telephonic replay will be available until Monday, August 21, 2006.

Safe Harbor Disclosure:  This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our contract generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2005 Annual Report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About AES: AES is one of the world’s largest global power companies, with 2005 revenues of $11 billion.  With operations in 26 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide.  Our 14 regulated utilities amass annual sales of over 82,000 GWh and our 122 generation facilities have the capacity to generate approximately 44,000 megawatts.  Our global workforce of 30,000 people is committed to operational excellence and meeting the world’s growing power needs.  To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

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THE AES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per share amounts)	2006	2005	2006	2005

Revenues	$3,038	$2,649	$6,020	$5,292
Cost of sales	(2,119)	(2,123)	(4,150)	(3,943)
GROSS MARGIN	919	526	1,870	1,349

General and administrative expenses	(59)	(45)	(114)	(94)
Interest expense	(442)	(475)	(874)	(941)
Interest income	90	93	206	182
Other (expense) income, net	(49)	67	(97)	52
Gain on sale of investments	—	—	87	—
Foreign currency transaction gains (losses) on net monetary position	1	(1)	(21)	(33)
Equity in earnings of affiliates	23	21	59	46

INCOME BEFORE INCOME TAXES AND
MINORITY INTEREST	483	186	1,116	561

Income tax expense	(106)	(80)	(296)	(227)
Minority interest expense	(166)	(19)	(254)	(125)

INCOME FROM CONTINUING OPERATIONS	211	87	566	209

Discontinued Operations, net of tax	(63)	(2)	(67)	—
Extraordinary Items	21	—	21	—

NET INCOME	$169	$85	$520	$209

DILUTED EARNINGS PER SHARE
Income from continuing operations	$0.31	$0.13	$0.85	$0.31
Discontinued operations	(0.09)	—	(0.10)	—
Extraordinary Items	0.03	—	0.03	—

DILUTED EARNINGS PER SHARE	$0.25	$0.13	$0.78	$0.31

Diluted weighted average shares outstanding (in millions)	669	663	684	664

THE AES CORPORATION
SEGMENT INFORMATION (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2006	2005	2006	2005

BUSINESS SEGMENTS

REVENUES
Regulated Utilities	$1,506	$1,376	$2,976	$2,755
Contract Generation	1,199	988	2,350	1,973
Competitive Supply	333	285	694	564

Total revenues	$3,038	$2,649	$6,020	$5,292

GROSS MARGIN
Regulated Utilities	$408	$112	$774	$477
Contract Generation	415	353	850	745
Competitive Supply	96	61	246	127

Total gross margin	$919	$526	$1,870	$1,349

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Regulated Utilities	$274	$84	$511	$310
Contract Generation	282	211	718	464
Competitive Supply	86	53	240	106
Corporate	(159)	(162)	(353)	(319)

Total income before income taxes and minority interest	$483	$186	$1,116	$561

GEOGRAPHIC SEGMENTS

REVENUES
Latin America	$1,735	$1,536	$3,401	$3,029
North America	726	672	1,489	1,312
Europe & Africa	323	294	682	649
Asia & Middle East	254	147	448	302

Total revenues	$3,038	$2,649	$6,020	$5,292

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Latin America	$418	$127	$832	$386
North America	98	108	345	235
Europe & Africa	67	57	186	151
Asia & Middle East	59	56	106	107
Corporate	(159)	(162)	(353)	(318)

Total income before income taxes and minority interest	$483	$186	$1,116	$561

THE AES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

($ in millions)	June 30, 2006	December 31, 2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,330	$1,387
Restricted cash	511	418
Short term investments	420	199
Accounts receivable, net of reserves of $247 and $274, respectively	1,926	1,597
Inventory	495	458
Receivable from affiliates	2	2
Deferred income taxes - current	243	266
Prepaid expenses	134	119
Other current assets	1,027	752
Current assets of held for sale and discontinued businesses	41	34
Total current assets	6,129	5,232

PROPERTY, PLANT AND EQUIPMENT
Land	943	858
Electric generation and distribution assets	23,293	22,235
Accumulated depreciation	(6,637)	(6,041)
Construction in progress	1,577	1,441
Property, plant and equipment, net	19,176	18,493

OTHER ASSETS
Deferred financing costs, net	307	293
Investment in and advances to affiliates	572	670
Debt service reserves and other deposits	612	568
Goodwill	1,416	1,406
Deferred income taxes - noncurrent	857	775
Long-term assets of held for sale and discontinued businesses	203	265
Other assets	1,701	1,730
Total other assets	5,668	5,707

TOTAL ASSETS	$30,973	$29,432

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,116	$1,093
Accrued interest	382	381
Accrued and other liabilities	2,212	2,101
Current liabilities of held for sale and discontinued businesses	61	51
Recourse debt-current portion	—	200
Non-recourse debt-current portion	1,416	1,580
Total current liabilities	5,187	5,406

LONG-TERM LIABILITIES
Non-recourse debt	11,203	11,093
Recourse debt	4,878	4,682
Deferred income taxes	822	721
Long-term liabilities of held for sale and discontinued businesses	131	136
Pension liabilities and other post-retirement liabilities	833	855
Other long-term liabilities	3,212	3,279
Total long-term liabilities	21,079	20,766

Minority Interest (including discontinued operations of $10 and $10, respectively)	2,256	1,611

STOCKHOLDERS’ EQUITY
Common stock ($.01 par value, 1,200,000,000 shares authorized; 660,538,275 and 655,882,836 shares issued and outstanding, respectively)	7	7
Additional paid-in capital	6,577	6,517
Accumulated deficit	(694)	(1,214)
Accumulated other comprehensive loss	(3,439)	(3,661)
Total stockholders’ equity	2,451	1,649

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,973	$29,432

THE AES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended June 30,
($ in millions)	2006	2005

OPERATING ACTIVITIES
Net cash provided by operating activities	$977	$845

INVESTING ACTIVITIES
Property additions	(593)	(531)
Proceeds from the sale of assets	7	6
Sale of short-term investments	758	802
Purchase of short-term investments	(942)	(611)
Acquisitions—net of cash acquired	(13)	(85)
Proceeds from the sale of a business	234	—
Proceeds from the sale of emission allowances, net	53	29
Increase in restricted cash	(95)	(7)
Project development costs	(27)	—
(Increase) decrease in debt service reserves and other assets	(5)	73
Purchase of long term available for sale securities	(52)	—
Other investing	(20)	(10)
Net cash used in investing activities	(695)	(334)

FINANCING ACTIVITIES
Borrowings under the revolving credit facilities, net	143	—
Issuance of recourse debt	—	6
Issuance of non-recourse debt	1,249	951
Repayments of recourse debt	(150)	(115)
Repayments of non-recourse debt	(1,571)	(1,248)
Payments of deferred financing costs	(55)	(10)
Distributions to minority interests	(125)	(47)
Contributions from minority interests	117	9
Issuance of common stock	28	16
Other financing	(3)	(2)
Net cash used in financing activities	(367)	(440)
Effect of exchange rate changes on cash	28	27

Total (decrease) increase in cash and cash equivalents	(57)	98
Cash and cash equivalents, beginning	1,387	1,272
Cash and cash equivalents, ending	$1,330	$1,370

THE AES CORPORATION
RECONCILIATION OF ADJUSTED EARNINGS PER SHARE (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ per share)	2006	2005	2006	2005

Diluted EPS From Continuing Operations	$0.31	$0.13	$0.85	$0.31

FAS 133 Mark to Market (Gains)/Losses	(0.01)	0.02	(0.02)	0.02
Currency Transaction (Gains)/Losses	(0.01)	(0.03)	(0.01)	(0.04)
Net Asset (Gains)/Losses and Impairments	—	—	(0.13)	—
Debt Retirement (Gains)/Losses	—	—	0.03	—

Adjusted Earnings Per Share (1)	$0.29	$0.12	$0.72	$0.29

(1)             Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark to market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil, Venezuela, and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) costs related to the early retirement of recourse debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance.  Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, currency transaction gains or losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of corporate debt.

The AES Corporation
Parent Financial Information

Parent only data: last four quarters
($ in millions)

	Three Months Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2006 Actual	March 31, 2006 Actual	December 31, 2005 Actual	September 30, 2005 Actual

Subsidiary distributions to Parent	$937	$930	$988	$920
Net distributions to/(from) QHCs (1)	—	—	5	(4)
Subsidiary distributions	937	930	993	916

Returns of capital distributions to Parent	34	42	44	42
Net returns of capital distributions to/(from) QHCs (1)	—	13	13	13
Returns of capital distributions	34	55	57	55

Combined distributions & return of capital received	971	985	1,050	971
Less: combined net distributions & returns of capital to/(from) QHCs (1)	—	(13)	(18)	(9)
Total subsidiary distributions & returns of capital to Parent	$971	$972	$1,032	$962

Parent only data: quarterly

($in millions)

	Three Months Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2006 Actual	March 31, 2006 Actual	December 31, 2005 Actual	September 30, 2005 Actual

Subsidiary distributions to Parent	$177	$132	$354	$274
Net distributions to/(from) QHCs (1)	—	—	—	—
Subsidiary distributions	177	132	354	274

Returns of capital distributions to Parent	29	—	5	—
Net returns of capital distributions to/(from) QHCs (1)	—	—	—	—
Returns of capital distributions	29	—	5	—

Combined distributions & return of capital received	206	132	359	274
Less: combined net distributions & returns of capital to/(from) QHCs (1)	—	—	—	—
Total subsidiary distributions & returns of capital to Parent	$206	$132	$359	$274

Liquidity (2)

($in millions)

	Balance at
	June 30, 2006 Actual	March 31, 2006 Actual	December 31, 2005 Actual	September 30, 2005 Actual

Cash at Parent	$71	$148	$262	$146
Availability under revolver	567	898	356	281
Cash at QHCs (1)	7	17	6	9
Ending liquidity	$645	$1,063	$624	$436

(1)             The cash held at qualifying holding companies (QHCs) represents cash sent to subsidiaries of the company domiciled outside of the U.S. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company (Parent). Cash at those subsidiaries was used for investment and related activities outside of the U.S.  These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the U.S.  Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

(2)             AES believes that unconsolidated parent company liquidity is important to the liquidity position of AES as a parent company because of the non-recourse nature of most of AES’s indebtedness.

THE AES CORPORATION

2006 FINANCIAL GUIDANCE UPDATE

	Updated Guidance	Prior Guidance

Income Statement Elements

Revenue Growth	7 to 8%	4 to 5%
(% change vs prior year)

Gross Margin	$3.5 to 3.6 billion	$3.2 to 3.3 billion

Business Segment Income Before Tax and Minority Interest	$2.4 to 2.5 billion	$2.3 billion
(Excludes Corporate Costs of $550 Million) (5)
Allocated by Segment as % of Total
– Regulated Utilities	42%	44%
– Contract Generation	40%	38%
– Competitive Supply	18%	18%

Diluted Earnings Per Share From Continuing Operations	$1.05	$0.96

Adjusted Earnings Per Share Factors (1)	($0.04)	$0.01

Adjusted Earnings Per Share (1)	$1.01	$0.97

Cash Flow Elements

Net Cash From Operating Activities	$2.2 to 2.3 billion	$2.2 to 2.3 billion

Maintenance Capital Expenditures	$800 to 900 million	$800 to 900 million

Free Cash Flow (2)	$1.3 to 1.5 billion	$1.3 to 1.5 billion

Subsidiary Distributions (3)	$1.0 billion	$1.0 billion

Parent Growth Investments (4)	$500 to 600 million	$250 to 350 million

(1)             Non-GAAP measure.  See Reconciliation of Adjusted Earnings per Share Note 1.

(2)             Non-GAAP measure, defined as net cash from operating activities less maintenance capital expenditures.

(3)             Non-GAAP measure.  See Parent Financial Information.

(4)             Excludes other sources of funds. Total 2006 property additions are estimated to be $1.7 to $1.8 billion, including certain growth projects not yet awarded. Maintenance capital expenditures are expected to be $800 million to $900 million and growth capital expenditures are expected to be $800 million to $1 billion.

(5)    Prior guidance $625 million. Updated guidance includes Kingston sale gain recorded in corporate costs.

Note: Certain foreign exchange and interest rate sensitivities previously provided have not been updated.